EXHIBIT 99.1

Evolution Petroleum Reports Fiscal Second Quarter 2025 Results and Declares Quarterly Cash Dividend for Fiscal Third Quarter

– Fiscal Q2 Production Up 10% Y/Y to 6,935 Average BOEPD –

– Declares Quarterly Dividend of $0.12 for Fiscal Third Quarter 2025 –

HOUSTON, TX — February 11, 2025 (GLOBE NEWSWIRE) — Evolution Petroleum Corporation (NYSE American: EPM) ("Evolution" or the "Company") today announced its financial and operating results for its fiscal second quarter ended December 31, 2024. The Company’s diversified portfolio continues to deliver production growth, with fiscal Q2 volumes increasing 10% year-over-year to 6,935 BOEPD. Further reinforcing its commitment to shareholder returns, Evolution declared its 46th consecutive quarterly cash dividend of $0.12 per common share for the fiscal 2025 third quarter.

Financial & Operational Highlights

($ in thousands)	Q2 2025	Q2 2024	Q1 2025	% Change vs Q2/Q2	% Change vs Q2/Q1	2025 YTD	2024 YTD	% Change vs YTD'24
Average BOEPD	6,935	6,304	7,478	10%	(7)%	7,212	6,380	13%
Revenues	$20,275	$21,024	$21,896	(4)%	(7)%	$42,171	$41,625	1%
Net Income(1)	$(1,825)	$1,082	$2,065	NM	NM	$240	$2,556	(91)%
Adjusted Net Income(1)(2)	$(841)	$1,082	$728	NM	NM	$(103)	$2,556	NM
Adjusted EBITDA(3)	$5,688	$6,832	$8,125	(17)%	(30)%	$13,813	$13,535	2%

(1)	"NM" means "Not Meaningful."
(2)	Adjusted Net Income is a non-GAAP financial measure; see the non-GAAP reconciliation schedules to the most comparable GAAP measures at the end of this release for more information.
(3)	Adjusted EBITDA is Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization and is a non-GAAP financial measure; see the non-GAAP reconciliation schedules to the most comparable GAAP measures at the end of this release for more information.
●	Fiscal Q2 production increased 10% year-over-year to 6,935 average barrels of oil equivalent per day ("BOEPD"), with oil increasing 13%, natural gas increasing 9%, and natural gas liquids ("NGLs") increasing 9%.
●	$4.1 million returned to shareholders in the form of cash dividends during the fiscal second quarter of 2025.
●	Three gross SCOOP/STACK wells brought online during the quarter — currently, 8 wells in progress or permitted.
●	Subsequent to quarter end, completed drilling two of four gross wells in the 2nd Chaveroo Field development block and expect to finish drilling the remaining 2 wells in the block by early March.

Kelly Loyd, President and Chief Executive Officer, commented: “Driven by our favorable near and long-term outlook for sustainable cash flow generation from our diversified asset base, we are pleased to announce our 11th straight dividend at the rate of $0.12 per share for the upcoming quarter, payable March 31, 2025. Despite operational issues and downtime at Chaveroo and Williston, which resulted in approximately 90 BOEPD lower production for the quarter, our balanced portfolio delivered strong year-over-year production growth of 10%. These issues have been resolved, and rates were restored before the end of January. Lower commodity pricing, particularly for natural gas, was the main contributor to a modest revenue decline and net adjusted loss. However, towards the end of the quarter and beyond, we have seen a strong recovery throughout the natural gas futures curve and substantially improved natural gas price realizations to date, while oil and natural gas liquids pricing has remained relatively stable to slightly improved.

We continue to see above-average results from new wells in the SCOOP/STACK area and are excited about new well proposals from several operators within our acreage. We remain very excited about the upcoming four gross wells (two net) in the second development block at Chaveroo. As of today, two of these new wells have been drilled, the third is underway and the fourth will follow immediately thereafter. We expect all four wells to be completed and turned in line during our fiscal fourth quarter.”

Mr. Loyd concluded, “Looking ahead, we remain committed to driving long-term shareholder value with pursuing high-quality, low-decline assets at attractive valuations, expanding our drilling inventory, and maintaining our strong financial foundation. We are evaluating multiple acquisition opportunities that have the potential to enhance our long-term growth strategy and further improve our cash flow generation — all at very compelling valuations that would be materially accretive to earnings. Given our track record of executing disciplined investments, we are confident in our ability to deliver sustainable growth, create value through accretive M&A, and continue supporting our dividend program for years to come.”

Fiscal Second Quarter 2025 Financial Results

Total revenues decreased 4% to $20.3 million compared to $21.0 million in the year-ago quarter. The decline was driven primarily by a 12% decrease in average realized commodity prices which offset an increase in production volumes. The increase in production volumes was largely due to the Company's SCOOP/STACK acquisitions in February 2024 and subsequent drilling and completion activities, as well as new wells at Chaveroo that came online at the same time.

Lease operating costs ("LOE") increased to $12.8 million compared to $12.4 million in the year-ago quarter. The overall increase was driven by the addition of the Company's SCOOP/STACK properties and Chaveroo wells since the prior year period, collectively adding $1.2 million in lease operating costs this quarter. The overall increase was partially offset by the reduction in CO2 purchases at Delhi Field due to maintenance on the pipeline that began in February 2024. CO2 purchases restarted in late October 2024. The increase in production from the Company’s SCOOP/STACK properties and Chaveroo wells, which incur lower relative operating costs compared to other areas, has also driven down LOE on a per-unit basis. On a per unit basis, total LOE decreased 6% to $20.05 per BOE compared to $21.30 per BOE in the year-ago quarter.

Depletion, depreciation, and accretion expense was $5.4 million compared to $4.6 million in the year-ago period. On a per BOE basis, the Company's current quarter depletion rate increased to $7.87 per BOE compared to $7.31 per BOE in the year-ago period due to an increase in depletable base related to the Company's SCOOP/STACK acquisitions and capital development expenditures added since the prior fiscal year.

General and administrative ("G&A") expenses, excluding stock-based compensation, increased slightly to $2.0 million compared to $1.9 million in the year-ago period. On a per BOE basis, G&A expenses decreased to $3.13 compared to $3.34 in the year-ago period. The decrease on a per unit basis is the result of increased production.

The Company reported a net loss of $1.8 million or $(0.06) per share, compared to net income of $1.1 million or $0.03 per share in the year-ago period. Excluding the impact of unrealized losses, adjusted net loss was $0.8 million or $(0.03) per diluted share, compared to adjusted net income of $1.1 million or $0.03 per diluted share in the prior quarter.

Adjusted EBITDA was $5.7 million compared to $6.8 million in the year-ago period. The decrease was primarily due to decreased revenue as a result of lower commodity prices and higher total operating costs due to the SCOOP/STACK acquisitions.

Production & Pricing

Average price per unit:	Q2 2025	Q2 2024	% Change vs Q2/Q2
Crude oil (BBL)	$65.72	$73.96	(11)%
Natural gas (MCF)	2.73	3.35	(19)%
Natural Gas Liquids (BBL)	25.90	28.48	(9)%
Equivalent (BOE)	31.78	36.25	(12)%

Total production for the second quarter of fiscal 2025 increased 10% to 6,935 net BOEPD compared to 6,304 net BOEPD in the year-ago period. Total production for the second quarter of fiscal 2025 included 1,946 barrels per day ("BOPD") of crude oil, 3,848 BOEPD of natural gas, and 1,141 BOEPD of NGLs. The increase in total production was driven by the closing of the Company's SCOOP/STACK acquisitions in February 2024 and production from the initial three wells in the Chaveroo oilfield coming online at the same time. Total oil and natural gas liquids production generated 71% of revenue for the quarter compared to 69% in the year-ago period.

The Company's average realized commodity price (excluding the impact of derivative contracts) decreased 12% to $31.78 per BOE, compared to $36.25 per BOE in the year-ago period. These decreases were primarily driven by a decrease of approximately 19% in realized natural gas prices year over year.

Operations Update

At SCOOP/STACK, the Company's operators brought three gross wells online during fiscal Q2 2025, which is in addition to the seven gross wells brought online during fiscal Q1 2025. Additionally, Evolution has agreed to participate in eight gross new horizontal wells across the acreage. Since the effective date of the acquisitions, a total of 32 gross wells (or 0.5 net wells) have commenced first production.

Chaveroo production for fiscal Q2 was down due to gas interference in the downhole pumps. However, these issues have since been resolved, and production rebounded back to expected rates in January 2025. The Company has preliminarily agreed to six additional horizontal wells in Drilling Block Three, which are anticipated to begin operations in early fiscal 2026. Drilling activities began in January 2025 on the four new gross wells in the Company's second development block. As of today, Evolution has finished drilling two of the four gross wells and expects to finish drilling the remaining wells by early March.

In the Williston Basin, a compressor failure on a third-party-operated gathering system caused temporary downtime for 30 days at the beginning of fiscal Q2, resulting in reduced natural gas sales for the period. Correspondingly, NGL production saw a decline during this period as well. Oil sales volumes were also negatively impacted during the quarter due to delays in sales of oil at the end of December. Those volumes were subsequently sold in January.

At Delhi, CO2 injections resumed during fiscal Q2 2025, which has positively impacted production. Following the quarter end, one new well has been drilled at Test Site V and the Company is awaiting results.

Balance Sheet, Liquidity, and Capital Spending

On December 31, 2024, cash and cash equivalents totaled $11.7 million, and working capital was $10.5 million. Evolution had $39.5 million of borrowings outstanding under its revolving credit facility, and total liquidity of $22.2 million, including cash and cash equivalents. In fiscal Q2, Evolution paid $4.1 million in common stock dividends and $0.8 million in capital expenditures. During the period ended December 31, 2024, the Company sold a total of approximately 0.4 million shares of its common stock under its At-the-Market Sales Agreement for net proceeds of approximately $2.0 million, after deducting an initial $0.2 million in fees for due diligence incurred with the offering.

Cash Dividend on Common Stock

On February 10, 2025, Evolution's Board of Directors declared a cash dividend of $0.12 per share of common stock, which will be paid on March 31, 2025, to common stockholders of record on March 14, 2025. This will be the 46th consecutive quarterly cash dividend on the Company's common stock since December 31, 2013. To date, Evolution has returned approximately $126.6 million, or $3.81 per share, back to stockholders in common stock dividends.

Conference Call

As previously announced, Evolution Petroleum will host a conference call on Wednesday, February 12, 2025, at 10:00 a.m. CT to review its fiscal second quarter 2025 financial and operating results. Participants can join online at https://event.choruscall.com/mediaframe/webcast.html?webcastid=HS7VesBT or by dialing (844) 481-2813. Dial-in participants should ask to join the Evolution Petroleum Corporation call. A replay will be available through February 12, 2026, via the provided webcast link and on Evolution's Investor Relations website at www.ir.evolutionpetroleum.com.

About Evolution Petroleum

Evolution Petroleum Corporation is an independent energy company focused on maximizing total shareholder returns through the ownership of and investment in onshore oil and natural gas properties in the U.S. The Company aims to build and maintain a diversified portfolio of long-life oil and natural gas properties through acquisitions, selective development opportunities, production enhancements, and other exploitation efforts. Properties include non-operated interests in the following areas: the SCOOP/STACK plays of the Anadarko Basin in Oklahoma; the Chaveroo Oilfield located in Chaves and Roosevelt Counties, New Mexico; the Jonah Field in Sublette County, Wyoming; the Williston Basin in North Dakota; the Barnett Shale located in North Texas; the Hamilton Dome Field located in Hot Springs County, Wyoming; the Delhi Holt-Bryant Unit in the Delhi Field in Northeast Louisiana; as well as small overriding royalty interests in four onshore Texas wells. Visit www.evolutionpetroleum.com for more information.

Cautionary Statement

All forward-looking statements contained in this press release regarding the Company's current and future expectations, potential results, and plans and objectives involve a wide range of risks and uncertainties. Statements herein using words such as "believe," "expect," "may," "plans," "outlook," "should," "will," and words of similar meaning are forward-looking statements. Although the Company's expectations are based on business, engineering, geological, financial, and operating assumptions that it believes to be reasonable, many factors could cause actual results to differ materially from its expectations. The Company gives no assurance that its goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic reports filed with the Securities and Exchange Commission ("SEC"). The Company undertakes no obligation to update any forward-looking statement.

Contact

Investor Relations

(713) 935-0122

ir@evolutionpetroleum.com

Evolution Petroleum Corporation

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	December 31,		September 30,	December 31,
	2024	2023	2024	2024	2023
Revenues
Crude oil	$11,763	$11,759	$14,737	$26,500	$24,375
Natural gas	5,793	6,531	4,285	10,078	12,083
Natural gas liquids	2,719	2,734	2,874	5,593	5,167
Total revenues	20,275	21,024	21,896	42,171	41,625
Operating costs
Lease operating costs	12,793	12,358	11,790	24,583	24,241
Depletion, depreciation, and accretion	5,433	4,598	5,725	11,158	8,860
General and administrative expenses	2,654	2,502	2,527	5,181	5,105
Total operating costs	20,880	19,458	20,042	40,922	38,206
Income (loss) from operations	(605)	1,566	1,854	1,249	3,419
Other income (expense)
Net gain (loss) on derivative contracts	(1,219)	—	1,798	579	—
Interest and other income	52	104	57	109	220
Interest expense	(764)	(34)	(823)	(1,587)	(66)
Income (loss) before income taxes	(2,536)	1,636	2,886	350	3,573
Income tax (expense) benefit	711	(554)	(821)	(110)	(1,017)
Net income (loss)	$(1,825)	$1,082	$2,065	$240	$2,556
Net income (loss) per common share:
Basic	$(0.06)	$0.03	$0.06	$—	$0.08
Diluted	$(0.06)	$0.03	$0.06	$—	$0.08
Weighted average number of common shares outstanding:
Basic	32,934	32,693	32,722	32,828	32,676
Diluted	32,934	32,900	32,868	32,994	32,940

Evolution Petroleum Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands, except share and per share amounts)

	December 31, 2024	June 30, 2024
Assets
Current assets
Cash and cash equivalents	$11,667	$6,446
Receivables from crude oil, natural gas, and natural gas liquids revenues	10,675	10,826
Derivative contract assets	1,073	596
Prepaid expenses and other current assets	3,572	3,855
Total current assets	26,987	21,723
Property and equipment, net of depletion, depreciation, and impairment
Oil and natural gas properties, net—full-cost method of accounting, of which none were excluded from amortization	131,722	139,685

Other noncurrent assets
Derivative contract assets	250	171
Other assets	1,258	1,298
Total assets	$160,217	$162,877
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$10,771	$8,308
Accrued liabilities and other	5,249	6,239
Derivative contract liabilities	439	1,192
State and federal taxes payable	—	74
Total current liabilities	16,459	15,813
Long term liabilities
Senior secured credit facility	39,500	39,500
Deferred income taxes	6,673	6,702
Asset retirement obligations	19,993	19,209
Derivative contract liabilities	1,277	468
Operating lease liability	13	58
Total liabilities	83,915	81,750
Commitments and contingencies
Stockholders' equity
Common stock; par value $0.001; 100,000,000 shares authorized: issued and outstanding 34,076,846 and 33,339,535 shares as of December 31, 2024
and June 30, 2024, respectively	34	33
Additional paid-in capital	44,140	41,091
Retained earnings	32,128	40,003
Total stockholders' equity	76,302	81,127
Total liabilities and stockholders' equity	$160,217	$162,877

Evolution Petroleum Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Three Months Ended			Six Months Ended
	December 31,		September 30,	December 31,
	2024	2023	2024	2024	2023
Cash flows from operating activities:
Net income (loss)	$(1,825)	$1,082	$2,065	$240	$2,556
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation, and accretion	5,433	4,598	5,725	11,158	8,860
Stock-based compensation	659	564	559	1,218	1,036
Settlement of asset retirement obligations	(182)	—	(98)	(280)	—
Deferred income taxes	252	(567)	(281)	(29)	(642)
Unrealized (gain) loss on derivative contracts	1,368	—	(1,868)	(500)	—
Accrued settlements on derivative contracts	9	—	(66)	(57)	—
Other	(1)	3	(2)	(3)	3
Changes in operating assets and liabilities:
Receivables from crude oil, natural gas, and natural gas liquids revenues	29	447	(37)	(8)	(2,239)
Prepaid expenses and other current assets	(1,494)	(443)	1,929	435	(274)
Accounts payable, accrued liabilities and other	3,471	2,123	(238)	3,233	2,443
State and federal taxes payable	—	(753)	(74)	(74)	(365)
Net cash provided by operating activities	7,719	7,054	7,614	15,333	11,378
Cash flows from investing activities:
Acquisition of oil and natural gas properties	(69)	—	(262)	(331)	—
Capital expenditures for oil and natural gas properties	(758)	(3,878)	(2,740)	(3,498)	(5,705)
Net cash used in investing activities	(827)	(3,878)	(3,002)	(3,829)	(5,705)
Cash flows from financing activities:
Common stock dividends paid	(4,082)	(4,021)	(4,033)	(8,115)	(8,034)
Common stock repurchases, including stock surrendered for tax withholding	(103)	(108)	(88)	(191)	(213)
Issuance of common stock	2,259	—	—	2,259	—
Offering costs	(236)	—	—	(236)	—
Net cash used in financing activities	(2,162)	(4,129)	(4,121)	(6,283)	(8,247)
Net increase (decrease) in cash and cash equivalents	4,730	(953)	491	5,221	(2,574)
Cash and cash equivalents, beginning of period	6,937	9,413	6,446	6,446	11,034
Cash and cash equivalents, end of period	$11,667	$8,460	$6,937	$11,667	$8,460

Evolution Petroleum Corporation

Non-GAAP Reconciliation – Adjusted EBITDA (Unaudited)

(In thousands)

Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items are non-GAAP financial measures that are used as supplemental financial measures by our management and by external users of our financial statements, such as investors, commercial banks, and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure, or historical costs basis. We use these measures to assess our ability to incur and service debt and fund capital expenditures. Our Adjusted EBITDA and Net income (loss) and earnings per share, excluding selected items, should not be considered alternatives to net income (loss), operating income (loss), cash flows provided by (used in) operating activities, or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items in the same manner.

We define Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation, depletion, and accretion (DD&A), stock-based compensation, ceiling test impairment, and other impairments, unrealized loss (gain) on change in fair value of derivatives, and other non-recurring or non-cash expense (income) items.

	Three Months Ended			Six Months Ended
	December 31,		September 30,	December 31,
	2024	2023	2024	2024	2023
Net income (loss)	$(1,825)	$1,082	$2,065	$240	$2,556
Adjusted by:
Interest expense	764	34	823	1,587	66
Income tax expense (benefit)	(711)	554	821	110	1,017
Depletion, depreciation, and accretion	5,433	4,598	5,725	11,158	8,860
Stock-based compensation	659	564	559	1,218	1,036
Unrealized loss (gain) on derivative contracts	1,368	—	(1,868)	(500)	—
Adjusted EBITDA	$5,688	$6,832	$8,125	$13,813	$13,535

Evolution Petroleum Corporation

Non-GAAP Reconciliation – Adjusted Net Income (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	December 31,		September 30,	December 31,
	2024	2023	2024	2024	2023
As Reported:
Net income (loss), as reported	$(1,825)	$1,082	$2,065	$240	$2,556

Impact of Selected Items:
Unrealized loss (gain) on commodity contracts	1,368	—	(1,868)	(500)	—
Selected items, before income taxes	$1,368	$—	$(1,868)	$(500)	$—
Income tax effect of selected items(1)	384	—	(531)	(157)	—
Selected items, net of tax	$984	$—	$(1,337)	$(343)	$—

As Adjusted:
Net income (loss), excluding selected items(2)	$(841)	$1,082	$728	$(103)	$2,556

Undistributed earnings allocated to unvested restricted stock	(100)	(24)	(14)	(178)	(51)
Net income (loss), excluding selected items for earnings per share calculation	$(941)	$1,058	$714	$(281)	$2,505

Net income (loss) per common share — Basic, as reported	$(0.06)	$0.03	$0.06	$—	$0.08
Impact of selected items	0.03	—	(0.04)	(0.01)	—
Net income (loss) per common share — Basic, excluding selected items(2)	$(0.03)	$0.03	$0.02	$(0.01)	$0.08

Net income (loss) per common share — Diluted, as reported	$(0.06)	$0.03	$0.06	$—	$0.08
Impact of selected items	0.03	—	(0.04)	(0.01)	—
Net income (loss) per common share — Diluted, excluding selected items(2)(3)	$(0.03)	$0.03	$0.02	$(0.01)	$0.08

(1)	The tax impact for the three months ended December 31, 2024 and September 30, 2024, is represented using estimated tax rates of 28.0% and 28.4%, respectively The tax impact for the six months ended December 31, 2024 is represented using estimated tax rates of 31.4%.
(2)	Net income (loss) and earnings per share excluding selected items are non-GAAP financial measures presented as supplemental financial measures to enable a user of the financial information to understand the impact of these items on reported results. These financial measures should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities, or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted Net Income (Loss) and earnings per share may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted Net Income (Loss) and earnings per share in the same manner.
(3)	The impact of selected items for the three months ended December 31, 2024, and 2023, were each calculated based upon weighted average diluted shares of 32.9 million, due to the net income (loss), excluding selected items. The impact of selected items for the three months ended September 30, 2024, was calculated based upon weighted average diluted shares of 32.9 million due to the net income (loss), excluding selected items. The impact of selected items for the six months ended December 31, 2024, and 2023, was each calculated based upon weighted average diluted shares of 32.8 million and 32.9 million, respectively, due to the net income (loss), excluding selected items.

Evolution Petroleum Corporation

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

(In thousands, except per unit and per BOE amounts)

	Three Months Ended			Six Months Ended
	December 31,		September 30,	December 31,
	2024	2023	2024	2024	2023
Revenues:
Crude oil	$11,763	$11,759	$14,737	$26,500	$24,375
Natural gas	5,793	6,531	4,285	10,078	12,083
Natural gas liquids	2,719	2,734	2,874	5,593	5,167
Total revenues	$20,275	$21,024	$21,896	$42,171	$41,625

Lease operating costs:
Ad valorem and production taxes	$1,441	$1,272	$1,414	$2,855	$2,550
Gathering, transportation, and other costs	2,889	2,496	2,790	5,679	4,399
Other lease operating costs	8,463	8,590	7,586	16,049	17,292
Total lease operating costs	$12,793	$12,358	$11,790	$24,583	$24,241

Depletion of full cost proved oil and natural gas properties	$5,024	$4,238	$5,325	$10,349	$8,148

Production:
Crude oil (MBBL)	179	159	204	383	320
Natural gas (MMCF)	2,125	1,951	2,228	4,353	3,976
Natural gas liquids (MBBL)	105	96	113	218	191
Equivalent (MBOE)(1)	638	580	688	1,327	1,174
Average daily production (BOEPD)(1)	6,935	6,304	7,478	7,212	6,380

Average price per unit:(2)
Crude oil (BBL)	$65.72	$73.96	$72.24	$69.19	$76.17
Natural gas (MCF)	2.73	3.35	1.92	2.32	3.04
Natural Gas Liquids (BBL)	25.90	28.48	25.43	25.66	27.05
Equivalent (BOE)(1)	$31.78	$36.25	$31.83	$31.78	$35.46

Average cost per unit:
Ad valorem and production taxes	$2.26	$2.19	$2.06	$2.15	$2.17
Gathering, transportation, and other costs	4.53	4.30	4.06	4.28	3.75
Other lease operating costs	13.26	14.81	11.03	12.09	14.73
Total lease operating costs	$20.05	$21.30	$17.15	$18.52	$20.65

Depletion of full cost proved oil and natural gas properties	$7.87	$7.31	$7.74	$7.80	$6.94

(1)	Equivalent oil reserves are defined as six MCF of natural gas and 42 gallons of NGLs to one barrel of oil conversion ratio, which reflects energy equivalence and not price equivalence. Natural gas prices per MCF and NGL prices per barrel often differ significantly from the equivalent amount of oil.
(2)	Amounts exclude the impact of cash paid or received on the settlement of derivative contracts since we did not elect to apply hedge accounting.

Evolution Petroleum Corporation

Summary of Production Volumes and Average Sales Price (Unaudited)

	Three Months Ended
	December 31,				September 30,
	2024		2023		2024
	Volume	Price	Volume	Price	Volume	Price
Production:
Crude oil (MBBL)
SCOOP/STACK	35	$70.52	—	$—	49	$75.38
Chaveroo Field	9	67.55	—	—	16	73.69
Jonah Field	7	64.54	8	80.25	7	65.77
Williston Basin	30	64.64	35	71.71	33	68.87
Barnett Shale	2	65.99	2	76.77	2	70.30
Hamilton Dome Field	35	57.53	36	62.03	35	62.37
Delhi Field	60	68.66	78	79.02	61	77.22
Other	1	71.61	—	—	1	78.32
Total	179	$65.72	159	$73.96	204	$72.24
Natural gas (MMCF)
SCOOP/STACK	314	$2.89	—	$—	354	$2.48
Chaveroo Field	—	—	—	—	—	—
Jonah Field	803	3.21	883	4.87	830	2.08
Williston Basin	18	1.41	14	1.91	27	1.43
Barnett Shale	990	2.31	1,054	2.10	1,017	1.62
Total	2,125	$2.73	1,951	$3.35	2,228	$1.92
Natural gas liquids (MBBL)
SCOOP/STACK	18	$21.34	—	$—	19	$21.67
Chaveroo Field	—	—	—	—	—	—
Jonah Field	9	30.08	10	25.88	9	28.15
Williston Basin	2	17.86	4	20.41	7	17.93
Barnett Shale	57	25.86	60	30.07	56	26.03
Delhi Field	19	29.13	22	26.90	20	29.48
Other	—	—	—	—	2	13.06
Total	105	$25.90	96	$28.48	113	$25.43

Equivalent (MBOE)(1)
SCOOP/STACK	105	$35.48	—	$—	127	$39.20
Chaveroo Field	9	67.55	—	—	16	73.69
Jonah Field	150	22.14	165	31.60	154	15.85
Williston Basin	35	57.00	41	63.22	45	54.62
Barnett Shale	224	17.29	238	17.61	227	14.21
Hamilton Dome Field	35	57.53	36	62.03	35	62.37
Delhi Field	79	59.37	100	67.63	81	65.28
Other	1	71.61	—	—	3	61.15
Total	638	$31.78	580	$36.25	688	$31.83

Average daily production (BOEPD)(1)
SCOOP/STACK	1,141		—		1,380
Chaveroo Field	98		—		174
Jonah Field	1,630		1,793		1,674
Williston Basin	380		446		489
Barnett Shale	2,435		2,587		2,467
Hamilton Dome Field	380		391		380
Delhi Field	859		1,087		880
Other	12		—		34
Total	6,935		6,304		7,478

(1)	Equivalent oil reserves are defined as six MCF of natural gas and 42 gallons of NGLs to one barrel of oil conversion ratio, which reflects energy equivalence and not price equivalence. Natural gas prices per MCF and NGL prices per barrel often differ significantly from the equivalent amount of oil.

Evolution Petroleum Corporation

Summary of Average Production Costs (Unaudited)

	Three Months Ended
	December 31,				September 30,
	2024		2023		2024
	Amount	Price	Amount	Price	Amount	Price
Production costs (in thousands, except per BOE):
Lease operating costs
SCOOP/STACK	$1,050	$9.97	$—	$—	$1,156	$9.10
Chaveroo Field	122	12.92	—	—	118	7.38
Jonah Field	2,196	14.62	2,392	14.45	2,162	13.95
Williston Basin	1,190	34.12	1,205	28.74	1,238	27.51
Barnett Shale	4,030	18.03	3,883	16.31	3,598	15.83
Hamilton Dome Field	1,188	34.18	1,404	39.43	1,531	43.48
Delhi Field	3,017	38.15	3,474	35.00	1,987	24.30
Total	$12,793	$20.05	$12,358	$21.30	$11,790	$17.15

Evolution Petroleum Corporation

Summary of Open Derivative Contracts (Unaudited)

For more information on the Company's hedging practices, see Note 7 to its financial statements included on Form 10-Q filed with the SEC for the quarter ended December 31, 2024.

The Company had the following open crude oil and natural gas derivative contracts as of February 11, 2025:

			Volumes in	Swap Price per	Floor Price per	Ceiling Price per
Period	Commodity	Instrument	MMBTU/BBL	MMBTU/BBL	MMBTU/BBL	MMBTU/BBL
January 2025 - March 2025	Crude Oil	Collar	42,566		$68.00	$73.77
January 2025 - June 2025	Crude Oil	Fixed-Price Swap	51,992	$73.49
February 2025 - March 2025	Crude Oil	Put	3,277		75.00
February 2025 - March 2025	Crude Oil	Fixed-Price Swap	3,278	71.02
April 2025 - June 2025	Crude Oil	Collar	41,601		65.00	84.00
April 2025 - December 2025	Crude Oil	Fixed-Price Swap	32,229	72.00
July 2025 - December 2025	Crude Oil	Fixed-Price Swap	81,335	71.40
January 2026 - March 2026	Crude Oil	Collar	43,493		60.00	75.80
January 2025 - February 2025	Natural Gas	Fixed-Price Swap	312,286	3.56
January 2025 - March 2025	Natural Gas	Basis Swap	305,607	0.66
March 2025 - December 2026	Natural Gas	Fixed-Price Swap	3,170,705	3.60
January 2026 - March 2026	Natural Gas	Collar	375,481		3.60	5.00
April 2025 - December 2027	Natural Gas	Fixed-Price Swap	3,729,540	3.57